Exhibit 99.1




FOR IMMEDIATE RELEASE                  Contact:     Mary Ann Dunnell
#98F004                                             Robinson Lerer & Montgomery
                                                    (212) 484-7797



             GENTA INCORPORATED ANNOUNCES FIRST QUARTER 1998 RESULTS


         SAN DIEGO, CA, MAY 19, 1998 -- Genta Incorporated (Nasdaq: GNTA) announced today its operating results for the first quarter ended March 31, 1998. The Company reported a reduction in its net loss for the first quarter of 1998, relative to the comparable quarter of 1997. The Company's net loss totaled $1.9 million, or $0.33 per common share, for the first quarter of 1998 compared to a net loss of $3.4 million, or $.86 per common share, for the first quarter of 1997. The number of outstanding common shares (basic and diluted) used in calculating the net loss per share increased over the period from 4.0 million to
5.7 million.

         The Company's net loss for the first quarter of 1998 was lower than that reported for the comparable quarter of 1997 as a result of increased sales and gross margins of products sold by its subsidiary, JBL Scientific, Inc., and lower costs. The operating cost reductions reflected lower net losses in Genta Jago resulting largely from a greater portion of the joint venture's activities being funded pursuant to Genta Jago's collaborative agreements and from lower interest expenses. During the quarter, the Company also purchased a supply of G3139 bulk active pharmaceutical ingredient for additional clinical trials of this agent, which is in early clinical development in the treatment of a variety of cancers.

         "The Company continues to make progress in managing its costs while we focus and expand our clinical development efforts on G3139, our lead antisense development compound," said Kenneth Kasses, Ph.D., President and CEO. "With the recently procured G3139 material, we are in an excellent position to go forward with our plan to initiate several more trials, which are currently in protocol development, this year."

         The Company reported cash, cash equivalents and short-term investments of $6.8 million at March 31, 1998, an amount which should be sufficient to support its currently anticipated activities into the start of 1999. Should the Company be successful in accelerating its development efforts or in its

                                     (more)
licensing or in recruiting key employees, the current cash resources may be consumed at greater rates. In addition, there are certain claims by other parties of the Company's default and legal proceedings that could also adversely affect the Company's ability to conserve its cash for its future development activities. The Company is anticipating looking for additional financing in the immediate future and is currently planning for such efforts. There can be no assurance that the Company will be successful in finding such funding on acceptable terms, if at all.

         The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and
Exchange  Act  of  1934,   as  amended   including   statements   regarding  the
expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such risks and uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio focusing on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source.

                         (Financial Information Follows)

Genta Incorporated                                        May 19, 1998
Page 3                                                         #98F004

                               GENTA INCORPORATED
                      SELECTED CONSOLIDATED FINANCIAL DATA
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


CONSOLIDATED STATEMENTS OF OPERATIONS:                  QUARTERS ENDED MARCH 31,
                                                        ------------------------
                                                        1998              1997
                                                        ------------------------

Revenues:
   Product sales                                       $1,602            $1,159
   Contract Revenue for Genta Jago                         17                87
   Collaborative research and development                                    50
                                                       $1,619            $1,296
                                                    ----------------------------

Cost and expenses:
   Cost of products sold                                 $871              $712
   Research and development                               932             1,194
   Selling, general and administrative                  1,506             1,460
                                                    ----------------------------
Total Cost and Expenses                                $3,309             3,366
                                                    ----------------------------
Loss from operations                                 ($1,690)          $(2,070)

Equity in net loss of joint venture                     (287)             (303)
Other income (expense) net                                 83             (493)
                                                    ----------------------------
Net loss                                             $(1,894)          $(2,866)

Dividends on preferred stock                                0             (575)
                                                    ----------------------------
Net loss applicable to common shares                 $(1,894)          $(3,441)
                                                    ============================
Net loss per common share                              $(.33)            $(.86)
                                                    ============================
Shares used in computing net
  loss per common share                                 5,738             3,999
                                                    ============================


                                                          MARCH 31,   MARCH 31,
CONSOLIDATED BALANCE SHEETS DATA:                            1998      1997
                                                          ---------------------

Cash, Cash Equivalents and Short Term Investments          6,834        1,289
Working Capital (Deficit)                                  4,485       (3,930)
Total Assets                                              14,274       12,104
Notes Payable and Capital Lease Obligations,
  less Current Portion                                       906          980
Total Stockholders' Equity                                 7,532        1,753


                                      # # #